Exhibit 99.1

Greenbacker secures $75 million in warehouse facility financing

Facility can increase up to $250 million to support construction and operation of Greenbacker’s clean energy project fleet

New York, NY, August 17, 2023 (GLOBE NEWSWIRE) -- Greenbacker Renewable Energy Company LLC (“GREC” or “Greenbacker”), a leading climate-focused investment manager and independent power producer, announced today that it has closed on a new warehouse financing facility in an initial aggregate principal amount of $75 million, with the potential to increase up to $250 million. Greenbacker will use the proceeds of the facility to support the construction and operation of its renewable power generation and energy storage portfolios.

Wells Fargo serves as sole lead arranger, bookrunner, sustainability structuring agent, and administrative agent for the facility. Wilmington Trust, National Association serves as the collateral agent.

Along with substantial borrowing capacity, the three-year revolving credit facility provides enhanced flexibility for Greenbacker’s sustainability investments. The facility is structured to provide commitments to extend revolving loans for eligible projects in an aggregate amount not to exceed $75 million, which may be increased to an aggregate amount of up to $250 million, and includes an up to $50 million sublimit for issuances of letters of credit. Greenbacker is currently in market to upsize the facility through incremental commitments from other key lending relationships.

Greenbacker will deploy borrowings from the warehouse facility into investments across its solar, solar-plus-storage, and standalone energy storage portfolios, expanding its ability to generate and deliver cheaper clean energy to consumers, communities, and corporations around the country. Today, Greenbacker’s clean energy fleet encompasses 457 assets1 of clean power production capacity and storage in 32 states, Canada, Puerto Rico, and Washington, DC.

Greenbacker’s fleet of clean energy projects comprises nearly 3.4 gigawatts of generating and storage capacity, in service of the company’s mission to empower a sustainable world. Since 2016, Greenbacker’s real assets have produced over 7.4 million megawatt-hours2 of clean energy, abating more than 5.3 million metric tons of carbon.3 Today these projects support over 6,000 green jobs.4

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About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly reporting, non-traded limited liability sustainable infrastructure company that both acquires and manages income-producing renewable energy and other energy-related businesses, including solar and wind farms, and provides asset management services to other renewable energy investment vehicles. We seek to acquire and operate high-quality projects that sell clean power under long-term contracts to high-creditworthy counterparties such as utilities, municipalities, and corporations. We are long-term owner-operators, who strive to be good stewards of the land and responsible members of the communities in which we operate. Greenbacker conducts its asset management business through its wholly owned subsidiary, Greenbacker Capital Management, LLC, an SEC-registered investment adviser. We believe our focus on power production and asset management creates value that we can then pass on to our shareholders—while facilitating the transition toward a clean energy future. For more information, please visit www.greenbackercapital.com.

Greenbacker media contact
Chris Larson
Media Communications
646.569.9532
c.larson@greenbackercapital.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in its expectations.

1 Total assets and megawatts statistics include those projects where the Company has contracted for the acquisition of the project pursuant to a Membership Interest Purchase Agreement (“MIPA”). Portfolio metrics are unaudited estimates and subject to change.

2 Data is as of June 30, 2023.

3 EPA Greenhouse Gas Equivalencies Calculator. Data is as of June 30, 2023.

4 Green jobs are calculated from the International Renewable Energy Agency's measurement that one megawatt of renewable power supports approximately 4 jobs. Data is as of June 30, 2023.